Exhibit 99.1

Assurant Reports Third Quarter 2011 Financial Results

3Q 2011 Net Operating Income of $75.6 million, $0.79 per diluted share

3Q 2011 Net Income of $76.0 million, $0.79 per diluted share

•	$52.3 million in after-tax catastrophe losses at Assurant Specialty Property

•	8.6 percent annualized year-to-date operating ROE, excluding AOCI

•	$640 million of corporate capital at the end of third quarter 2011

•	$93.4 million returned to shareholders in share repurchases and dividends in 3Q 2011

•	9 percent year-to-date increase in book value per diluted share, excluding AOCI

NEW YORK, Oct. 26, 2011 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the third quarter ended Sept. 30, 2011.

Net operating income1 for the third quarter 2011 decreased 45 percent to $75.6 million, or $0.79 per diluted share, compared to third quarter 2010 net operating income of $137.7 million, or $1.27 per diluted share. Catastrophe losses of $52.3 million after-tax at Assurant Specialty Property drove the decline.

“Losses caused by storms reduced earnings, but our response demonstrated the value our products provide to customers when catastrophes occur,” said Robert B. Pollock, president and CEO of Assurant. “We continued to build value for our shareholders through new sales in all of our businesses and maintained our sharp focus on improving operations.”

Net income for the third quarter 2011 decreased 46 percent to $76.0 million, or $0.79 per diluted share, compared to third quarter 2010 net income of $141.7 million, or $1.30 per diluted share. Results were affected by catastrophe losses at Assurant Specialty Property.

Net earned premiums, fees and other income in the quarter decreased slightly to $1.9 billion, reflecting a decline in premiums primarily at Assurant Health.

Net investment income in third quarter 2011 decreased 2 percent to $172.2 million, compared to $176.2 million in third quarter 2010, as investment yields declined.

Following is a Reconciliation of Net Operating Income to Net Income for Assurant.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(dollars in millions, net of tax)	2011	2010	2011	2010
Assurant Solutions	$35.3	$32.3	$113.0	$91.5
Assurant Specialty Property	43.7	106.7	188.9	328.8
Assurant Health	5.8	5.3	18.1	39.0
Assurant Employee Benefits	13.6	16.9	28.6	45.8
Corporate and other	(16.3)	(17.5)	(38.8)	(43.0)
Amortization of deferred gain on disposal of businesses	3.3	3.9	10.0	11.8
Interest expense	(9.8)	(9.9)	(29.4)	(29.6)

Net operating income	75.6	137.7	290.4	444.3

Adjustments:
Net realized gains on investments	0.4	4.0	13.2	19.3
Change in tax valuation allowance	—	—	80.0	—

Net income	$76.0	$141.7	$383.6	$463.6

Note: A schedule of disclosed items that affected Assurant’s results by business for the last seven quarters is available on page 20 of the Company’s Financial Supplement, located in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant Solutions

(in millions)	3Q11	3Q10	% Change	9M11	9M10	% Change
Net operating income	$35.3	$32.3	9%	$113.0	$91.5	24%
Net earned premiums, fees and other	$670.8	$670.4	—	$2,012.3	$2,045.7	(2)%

Net operating income increased in the quarter, primarily reflecting improved international underwriting experience. The international combined ratio declined due to improved underwriting experience, primarily in Canada and in Latin America.

Net earned premiums, fees and other income were flat compared to third quarter 2010. Growth in both international and domestic premiums as well as preneed fee income were offset by the continued run-off of the domestic credit business and service contract premiums from former clients.

Assurant Specialty Property

(in millions)	3Q11	3Q10	% Change	9M11	9M10	% Change
Net operating income	$43.7	$106.7	(59)%	$188.9	$328.8	(43)%
Net earned premiums, fees and other	$498.0	$499.7	—	$1,466.3	$1,517.5	(3)%

Net operating income declined in the quarter primarily due to $52.3 million of after-tax reportable catastrophe losses. Third quarter 2010 results included no reportable catastrophe losses. Third quarter 2011 results also were affected by increased frequency of non-catastrophe weather related losses.

Net earned premiums, fees and other income were slightly lower in the quarter primarily due to an increase in ceded lender-placed premiums. This was partially offset by growth in premiums from new lender-placed homeowners’ clients added in 2010, client loan portfolio acquisitions and growth in premiums from renters products.

Assurant Health

(in millions)	3Q11*	3Q10	% Change	9M11*	9M10	% Change
Net operating income	$5.8	$5.3	8%	$18.1	$39.0	(53)%
Net earned premiums, fees and other	$438.0	$477.8	(8)%	$1,307.4	$1,433.6	(9)%

*	Note: Beginning in first quarter 2011, results are not fully comparable to the prior year period due to regulatory changes associated with health care reform.

Third quarter 2011 results continued to reflect the impact of health care reform. Organizational and operational changes reduced expenses and improved net operating income. Results were unfavorably affected by a $6.0 million after-tax accrual for premium rebates associated with the minimum medical loss ratio (MLR) requirements and a high effective tax rate.

Net earned premiums, fees and other income for third quarter 2011 reflected a decline in traditional individual medical product sales and an increase in supplemental and affordable choice products sales. Results also decreased by $9.3 million due to the premium rebate accrual.

Assurant Employee Benefits

(in millions)	3Q11	3Q10	% Change	9M11	9M10	% Change
Net operating income	$13.6	$16.9	(20)%	$28.6	$45.8	(37)%
Net earned premiums, fees and other	$277.1	$277.9	—	$821.4	$851.9	(4)%

Net operating income in third quarter 2011 decreased due to less favorable disability experience. Improved life and dental business results partially offset the decline. Results also were unfavorably affected by a previously disclosed decrease in the reserve discount rate for new long-term disability claims.

Net earned premiums, fees and other income decreased for the quarter primarily due to pricing actions on a block of previously assumed disability business. Premium growth in voluntary and supplemental products partially offset the decline.

Corporate & Other

(in millions)	3Q11	3Q10	% Change	9M11	9M10	% Change
Net operating loss	$(16.3)	$(17.5)	8%	$(38.8)	$(43.0)	10%

Net operating loss decreased in the third quarter 2011 due to lower tax and compensation-related expenses.

Capital Position

Corporate capital was approximately $640 million as of Sept. 30, 2011, down from $650 million at June 30, 2011. Assurant returned $93.4 million to shareholders during third quarter 2011 through share repurchases and dividends. Assurant repurchased 2.2 million of its common shares, or 2 percent of the common stock outstanding at the end of second quarter 2011, for $76.2 million. Through Oct. 21, 2011, the Company repurchased an additional 652,000 shares for approximately $23.8 million, with $454 million remaining under the repurchase authorization.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.5 billion at Sept. 30, 2011, flat versus Dec. 31, 2010.

Book value per diluted share2, excluding AOCI, increased 9 percent to $47.13, from $43.08 at Dec. 31, 2010. The 2011 book value includes a benefit from an $80.0 million reduction in a tax valuation allowance. AOCI improved by $239 million to $524 million as of Sept. 30, 2011 from Dec. 31, 2010.

Annualized operating return on average equity (ROE)3, excluding AOCI, was 8.6 percent for the first nine months of 2011, compared to full-year operating ROE, excluding AOCI, of 12.1 percent in 2010.

As of Sept. 30, 2011, total assets were approximately $26.8 billion. The ratio of debt to total capital4, excluding AOCI, declined slightly to 17.8 percent at Sept. 30, 2011, versus 17.9 percent at Dec. 31, 2010, while the asset leverage ratio was 2.8 to 1.

Earnings Conference Call

Assurant will host a conference call on Thursday, Oct. 27, 2011 at 8:00 a.m. ET with webcast access available via the Investor Relations section of Assurant’s website, www.assurant.com. The live and archived webcast along with supplemental information will be available in the Investor Relations section of Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:

Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses; (ii) actions by governmental agencies that could result in the reduction of the premium rates we charge; (iii) loss of significant client relationships, distribution sources and contracts; (iv) failure to attract and retain sales representatives; (v) losses due to natural and man-made catastrophes; (vi) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (vii) deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill; (viii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (ix) current or new laws and regulations that could increase our costs and decrease our revenues; (x) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, monetary policies, unemployment and inflationary pressure); (xi) inadequacy of reserves established for future claims losses; (xii) failure to predict or manage benefits, claims and other costs; (xiii) uncertain tax positions; (xiv) fluctuations in exchange rates and other risks related to our international operations; (xv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xvi) diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and increases in interest rates); (xvii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xviii) inability of reinsurers to meet their obligations; (xix) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xx) failure to effectively maintain and modernize our information systems; (xxi) failure to protect client information and privacy; (xxii) failure to find and integrate suitable acquisitions and new ventures; (xxiii) inability of our subsidiaries to pay sufficient dividends; (xxiv) failure to provide for succession of senior management and key executives; and (xxv) significant competitive pressures in our businesses and (xxvi) cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2010 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)

Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the

Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $52.63 as of Sept. 30, 2011, as shown in the reconciliation table below.

3Q 2011
Book value per diluted share (excluding AOCI)	$47.13
Change due to effect of including AOCI	5.50

Book value per diluted share	$52.63

(3)	Assurant uses operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other accumulated comprehensive income items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three and nine months ended Sept. 30, 2011, was 6.1 percent and 10.4 percent, respectively, as shown in the following reconciliation table.

	3Q 2011	Nine Months 2011
Annualized operating return on average equity (excluding AOCI)	6.7%	8.6%
Net realized gains on investments	—	0.4%
Change in tax valuation allowance	—	2.4%
Change due to effect of including AOCI	(0.6)%	(1.0)%

Annualized GAAP return on average equity	6.1%	10.4%

(4)

Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt (which would include mandatorily redeemable preferred stock, if any) divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be the ratio of debt to total capital. The debt to total capital ratio as of Sept. 30, 2011 and Dec. 31, 2010 was 16.2% and 17.0%, respectively, as shown in the following table.

	3Q 2011	4Q 2010
Debt to total capital ratio (excluding AOCI)	17.8%	17.9%
Change due to effect of including AOCI	(1.6)%	(0.9)%

Debt to total capital ratio	16.2%	17.0%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2011 and 2010

	3Q	3Q	Nine Months
	2011	2010	2011	2010
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,777,315	$1,832,514	$5,307,635	$5,589,052
Net investment income	172,176	176,170	517,893	525,380
Net realized gains on investments	532	6,043	20,355	29,668
Amortization of deferred gain on disposal of businesses	5,114	6,024	15,353	18,129
Fees and other income	106,578	93,220	300,037	259,892

Total revenues	2,061,715	2,113,971	6,161,273	6,422,121

Benefits, losses and expenses
Policyholder benefits	998,875	913,253	2,881,582	2,746,565
Selling, underwriting, general and administrative expenses	932,453	958,824	2,772,541	2,901,518
Interest expense	15,078	15,162	45,284	45,484

Total benefits, losses and expenses	1,946,406	1,887,239	5,699,407	5,693,567

Income before provision for income taxes	115,309	226,732	461,866	728,554
Provision for income taxes	39,326	85,062	78,282	264,986

Net income	$75,983	$141,670	$383,584	$463,568

Net income per share:
Basic	$0.80	$1.31	$3.91	$4.13
Diluted	$0.79	$1.30	$3.88	$4.11

Dividends per share	$0.18	$0.16	$0.52	$0.47

Share data:
Basic weighted average shares outstanding	95,351,601	107,806,207	98,065,082	112,137,558
Diluted weighted average shares outstanding	96,303,012	108,584,282	98,960,712	112,791,123

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2011 and Dec. 31, 2010

	September 30,	December 31,
	2011	2010
	(in thousands)

Assets
Investments and cash and cash equivalents	$14,995,816	$14,670,364
Reinsurance recoverables	5,295,502	4,997,316
Deferred acquisition costs	2,563,885	2,493,422
Goodwill	639,018	619,779
Assets held in separate accounts	1,662,046	2,000,371
Other assets	1,617,733	1,615,766

Total assets	$26,774,000	$26,397,018

Liabilities
Policyholder benefits and claims payable	$11,702,796	$11,456,322
Unearned premiums	5,315,673	5,063,999
Debt	972,249	972,164
Mandatorily redeemable preferred stock	—	5,000
Liabilities related to separate accounts	1,662,046	2,000,371
Deferred gain on disposal of businesses	139,141	154,493
Accounts payable and other liabilities	1,967,623	1,964,132

Total liabilities	21,759,528	21,616,481

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,490,060	4,495,013
Accumulated other comprehensive income	524,412	285,524

Total stockholders’ equity	5,014,472	4,780,537

Total liabilities and stockholders’ equity	$26,774,000	$26,397,018